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                                                                 EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


     The Board of Directors and Stockholders
     Revlon, Inc.:


     We consent to the incorporation by reference in this registration statement on Form S-8 of Revlon, Inc. of our report dated February 25, 2002, relating to the consolidated balance sheets of Revlon, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the related statements of operations, stockholders' deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Revlon, Inc.



     /s/ KPMG LLP

     New York, New York
     February 25, 2002